________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 14-A
                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

    [ ] Preliminary Proxy Statement
    [x] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            -----------------------------

                             THE COOPER COMPANIES, INC.
                    (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                            -----------------------------

                             THE COOPER COMPANIES, INC.
                     (NAME OF PERSON(S) FILING PROXY STATEMENT)

                            -----------------------------

Payment of filing fee (Check the appropriate box):
    [x] $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4) Proposed maximum aggregate value of transaction:

[ ] Check  box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.
                            ------------------------

(1) Amount Previously Paid:                                                 None.
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

________________________________________________________________________________

                                [LOGO]

                                                                  August 9, 1994

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Cooper Companies, Inc. (the 'Company') scheduled to be held on September 13, 1994, at 10:00 A.M., eastern daylight savings time, at The Radisson Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631. The Notice of Annual Meeting of Stockholders, a Proxy Statement, a proxy card and return envelope, the Company's Annual Report for the fiscal year ended October 31, 1993 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter and six months ended April 30, 1994 accompany this letter.

     At the Annual Meeting, stockholders will be asked to elect a Board of seven directors to serve for the forthcoming year. Mark A. Filler, Michael H. Kalkstein, Donald Press, Steven Rosenberg, Allan E. Rubenstein, M.D. and Mel Schnell were each elected or re-elected to the Board by the Company's stockholders at the 1993 Annual Meeting. A. Thomas Bender, the Company's Executive Vice President and Chief Operating Officer, was elected to the Board in May 1994. A biographical description of each of the seven nominees is set forth in the section of the Proxy Statement entitled 'Election of Directors.'

     I hope you have the opportunity to join us at the Annual Meeting.

                                          Sincerely,
                                          ALLAN E. RUBENSTEIN, M.D.
                                          ALLAN E. RUBENSTEIN, M.D.
                                          Chairman of the Board

                           THE COOPER COMPANIES, INC.
                                ONE BRIDGE PLAZA
                           FORT LEE, NEW JERSEY 07024
                              TEL: (201) 585-5100

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------
To the Stockholders of
THE COOPER COMPANIES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of The Cooper Companies, Inc., a Delaware corporation (the 'Company'), will be held on September 13, 1994, at 10:00 A.M., eastern daylight savings time, at The Radisson Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631, for the purpose of considering and acting upon the following:

          1. The election of a Board of seven directors.

          2. The ratification of the appointment of KPMG Peat Marwick as independent certified public accountants of the Company for the fiscal year ending October 31, 1994.

          3. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on August 2, 1994 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

     Enclosed with this Notice are a Proxy Statement, a proxy card and return envelope, the Company's Annual Report for the fiscal year ended October 31, 1993 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter and six months ended April 30, 1994.

     All stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                          By Order of the Board of Directors
                                          ALLAN E. RUBENSTEIN, M.D.
                                          ALLAN E. RUBENSTEIN, M.D.
                                          Chairman of the Board

Dated: August 9, 1994

                                                                  August 9, 1994

                           THE COOPER COMPANIES, INC.
                                ONE BRIDGE PLAZA
                           FORT LEE, NEW JERSEY 07024
                               ------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 13, 1994
                               ------------------

INFORMATION REGARDING PROXIES

     The accompanying proxy card is solicited by and on behalf of the Board of Directors of The Cooper Companies, Inc. (the 'Company') for use at the Annual Meeting of Stockholders to be held on September 13, 1994, at 10:00 A.M., eastern daylight savings time, at The Radisson Hotel, 401 South Van Brunt Street, Englewood, New Jersey 07631, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about August 11, 1994.

     When a proxy card in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions indicated thereon. If a proxy card is properly executed but no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors FOR each of the nominees for director as shown on the form of proxy card and FOR the ratification of the appointment of KPMG Peat Marwick as the Company's independent certified public accountants for the fiscal year ending October 31, 1994. The Board of Directors does not know of any other business to come before the Annual Meeting. If any other matters, however, should properly come before the Annual Meeting or any adjournment or postponement thereof for which specific authority has not been solicited from the stockholders, then, to the extent permissible by law, the persons voting the proxies will use their discretionary authority to vote thereon in accordance with their best judgment. A stockholder who executes and returns the enclosed proxy card may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing a subsequently dated proxy card or by voting in person at the Annual Meeting. Attendance at the Annual Meeting by a stockholder who has executed and returned a proxy card does not alone revoke such proxy.

     The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mail, officers, directors and other employees of the Company, acting on its behalf, may solicit proxies by telephone, telegraph, facsimile or personal interview. Also, the Company has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, for which the Company will pay a fee of $10,000, plus reasonable expenses. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

OUTSTANDING STOCK AND VOTING RIGHTS

     As of the close of business on August 2, 1994, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 30,426,903 shares of the Company's common stock, $.10 par value per share, each of which is entitled to one vote at the Annual Meeting. Under the Company's By-laws and Delaware law, shares represented by proxies that reflect abstentions or 'broker non-votes' (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions as to the election of directors will not effect the election of the candidates receiving the plurality of votes. Each other proposal to come before the Annual Meeting requires the approval of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to such proposals will have the same effect as votes against such proposal. Shares represented by proxies that reflect broker non-votes (if any), however, will be treated as not entitled to vote for purposes of determining approval of any such proposal and will not have any effect on the outcome of such matter.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's By-laws provide for no fewer than six and no more than eleven directors, as determined by the Board of Directors. The Board has fixed the number of directors to be elected at the 1994 Annual Meeting at seven, each to serve until the next Annual Meeting of Stockholders and until his successor is duly elected and qualified. The Board of Directors recommends that each of the nominees for director described below be elected to serve as a director of the Company. All nominees have consented to be named and have indicated their intention to serve if elected. The Board of Directors does not expect that any nominee will be unavailable for election or unable to serve. If for any reason any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of such other person, if any, as the Board of Directors may designate.

THE NOMINEES

     Each of the Board's seven nominees for election as directors currently serves on the Board of Directors. One of the seven directors, A. Thomas Bender, the Company's Executive Vice President and Chief Operating Officer, was elected to the Board in May 1994. Two of the seven directors, Steven Rosenberg and Mel Schnell, were first elected as directors at the 1993 Annual Meeting at the request of the Company's largest stockholder, Cooper Life Sciences, Inc. ('CLS'), pursuant to the terms of a settlement agreement dated June 14, 1993 between the Company and CLS. One director, Donald Press, first became a director on August 10, 1993, also at the request of CLS. For information with respect to that settlement agreement and certain contractual rights and obligations of CLS pertaining to the transfer and voting of shares of the Company's common stock and the composition of the Board of Directors, see 'Certain Relationships and Related Transactions -- Agreements and Transactions with CLS.' The names of the nominees for election as directors are listed below, together with certain personal information, including the present principal occupation and recent business experience of each nominee.

                                                                                                          YEAR
                                                                                                        COMMENCED
                                                                                                         SERVING
                                                                                                           AS
                                                                                                            A
                                                                                                        DIRECTOR
                                  NAME, PRINCIPAL OCCUPATION                                             OF THE
                                   AND OTHER DIRECTORSHIPS                                       AGE     COMPANY
- - ----------------------------------------------------------------------------------------------   ---    ---------
A. Thomas Bender..............................................................................   55        1994
     Mr.  Bender, who began  serving as the Chief  Operating Officer of  the Company in August
      1994, has served as Executive Vice President since March 1994 and served as Acting Chief
      Operating Officer of the Company  from March 1994 to August  1994. From October 1992  to
      March  1994 he served as  Senior Vice President, Operations,  of the Company. Mr. Bender
      has served as President  of CooperVision, Inc., the  Company's contact lens  subsidiary, since  June 1991. Between 1966 and June 1991,  Mr. Bender held a variety of positions at
      Allergan, Inc.  (a manufacturer  of eye  and skin  care products),  including  Corporate
      Senior  Vice President, and President and  Chief Operating Officer of Allergan's Herbert
      Laboratories, Dermatology Division.
Mark A. Filler................................................................................   33        1992
     Mr. Filler has been the  Executive Vice President of  Prism Mortgage Company (a  mortgage broker) since June 1994. He is also serving as a director of and a consultant to UreSil,
      L.P.  (a manufacturer of  disposable medical devices)  for which he  served as the Chief
      Operating Officer from  1991 to May  1994. From  1989 to 1991,  he was a  member of  the mergers  and acquisition  group of  The Equity  Group (a  holding company  for companies affiliated with Sam Zell).

                                                                                                          YEAR
                                                                                                        COMMENCED
                                                                                                         SERVING
                                                                                                           AS
                                                                                                            A
                                                                                                        DIRECTOR
                                  NAME, PRINCIPAL OCCUPATION                                             OF THE
                                   AND OTHER DIRECTORSHIPS                                       AGE     COMPANY
- - ----------------------------------------------------------------------------------------------   ---    ---------
Michael H. Kalkstein..........................................................................   52        1992
     Mr. Kalkstein has been  a partner in the  law firm of Berliner* Cohen since 1983. He  has been  on the  Board of  Trustees of  Opera San  Jose since  1984 and  has served  as its
      President since 1992. Mr. Kalkstein was a member of the Mayor's Task Force on Arts  2020 in  San Jose, California and a member of the Governor of California's Special Task Force to implement the Agricultural Labor Relations Act.
Donald Press..................................................................................   61        1993
     Mr. Press has served as the Executive Vice President of Broadway Management Co., Inc. (an
      owner and manager of commercial office buildings) since 1981. Mr. Press, an attorney, is also a principal in Donald Press, P.C. (a law firm) located in New York City.
Steven Rosenberg..............................................................................   46        1993
     Mr. Rosenberg has been the Vice President and Chief Financial Officer of CLS (a  mortgage banker)  since 1990.  From September  1987 through April  1990, Mr.  Rosenberg served as
      President and  Chief  Executive Officer  of  Scomel Industries  Inc.  (an  international marketing and consulting group).
Allan E. Rubenstein, M.D......................................................................   49        1992
     Dr.  Rubenstein has been the Chairman of the Board of Directors of the Company since July
      1994. He served as the Acting  Chairman of the Board from  April 1993 to June 1994.  Dr.
      Rubenstein  is  President of  MTC  Imaging Services,  Inc.  (a medical  imaging company, founded by him  in 1981,  providing radiologic  equipment to  hospitals and  physicians'
      offices).  Dr. Rubenstein is certified by the American Board of Psychiatry and Neurology and by  the American  Society  for Neuroimaging.  He  has been  on  the faculty  of  the
      Department of Neurology at Mt. Sinai School of Medicine in New York City since 1976, and currently  is  Associate  Professor  and Director  of  the  Mt.  Sinai Neurofibromatosis
      Research  and   Treatment   Center.  Dr.   Rubenstein   has  authored   two   books   on
      neurofibromatosis and is Medical Director for the National Neurofibromatosis Foundation
Mel Schnell...................................................................................   49        1993
     Mr.  Schnell is a Senior Partner in Mel Schnell & Co. and Chairman of the Board of Melroc
      Corporation (futures, options and commodities trading companies), positions he has  held for  more than  20 years;  he has served  as Vice-Chairman  of the  New York Commodities
      Exchange since March 1988 and as the  President and Director of CLS (a mortgage  banker)
      since 1989. Mr. Schnell is also a director of Andover Togs, Inc.

     Messrs. Schnell and Rosenberg are brothers-in-law. There are no other family relationships (whether by blood, marriage or adoption) among any of the Company's current directors or executive officers or the Board's proposed nominees.

     The business addresses of the nominees are: A. Thomas Bender, CoastVision, Inc., 18368 Enterprise Lane, Huntington Beach, CA 92648; Mark Filler, Prism Mortgage Company, 350 West Hubbard Street, Suite 222, Chicago, IL 60610; Michael Kalkstein, Esq., Berliner*Cohen, Ten Almaden Boulevard, San Jose, CA 95113; Donald Press, Esq., Broadway Management Co., Inc., 39 Broadway, New York, NY 10038; Steven Rosenberg, Cooper Life Sciences, Inc., 160 Broadway, New York, NY 10038; Allan Rubenstein, M.D., MTC Imaging Services, Inc., 177 East 87th Street, New York, NY 10128 and Mel Schnell, Mel Schnell & Co., 6 Maiden Lane, New York, NY 10038.

BOARD COMMITTEES, MEETINGS AND COMPENSATION

     The Company currently has five active committees of the Board:

          (i) The Management Committee, formed in November 1992, consults with and oversees the activities of the Chief Operating Officer. The members are Mr. Filler, Dr. Rubenstein and Mr. Schnell.

          (ii) The Audit and Finance Committee advises and makes recommendations to the Board of Directors concerning (a) the appointment of independent auditors for the Company, (b) matters relating to the activities of the independent auditors and (c) the financial, investment and accounting procedures and practices followed by the Company, and may administer certain of the Company's compensation plans. The members are Messrs. Feghali (who is not running for re-election), Filler and Rosenberg.

          (iii) The Compensation Committee advises and makes recommendations to the Board of Directors regarding matters relating to the compensation of directors, officers and senior management and the Company's various incentive plans. The members are Messrs. Filler, Kalkstein and Schnell.

          (iv) The Special Litigation Committee consults with the Company's legal staff and its outside attorneys on matters relating to the indictment filed against the Company by the United States Attorney as well as the related litigation brought by the Securities and Exchange Commission and the derivative cases filed on the Company's behalf, all of which are described below under 'Litigation.' The members are Messrs. Filler, Kalkstein, Press, Rosenberg and Schnell and Dr. Rubenstein.

          (v) The Nominating Committee selects individuals who will be nominated for election to the Company's Board of Directors. The members are Messrs. Filler, Kalkstein and Schnell and Dr. Rubenstein. The Nominating Committee will consider suggestions from stockholders for nominees for election as directors at the 1995 Annual Meeting if such recommendations are made in accordance with the procedure described below under 'Stockholder Nominations and Proposals.'

     Two subcommittees of the Special Litigation Committee were also established to oversee developments in certain litigation matters. In addition, several administrative committees exist for the purpose of administering the Company's 1988 Long Term Incentive Plan, the 401(k) Plan, the Retirement Income Plan and the 1990 Restricted Stock Plan for Non-Employee Directors.

     During the fiscal year ended October 31, 1993, the Board met 11 times and acted once by written consent, the Management Committee met 12 times, the Audit and Finance Committee met three times, the Compensation Committee met 16 times, and the Nominating Committee met once. The Special Litigation Committee was not formed until fiscal 1994. Each director attended (or participated in by telephone) more than 75% of the total number of meetings held by the Board and all committees of the Board on which he served (during the periods that he served).

     For a description of compensation paid to Directors, see 'Executive Compensation -- Compensation of Directors.'

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires the Company's officers, directors and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Company with the Securities and Exchange Commission (the 'SEC'), The New York Stock Exchange, Inc. and the Pacific Stock Exchange Incorporated. The SEC regulations also require that a copy of all such Section 16(a) forms filed be furnished to the Company by the officers, directors and greater than ten-percent shareholders.

     Based solely on a review of the copies of such forms and amendments thereto received by the Company, or on written representations from the Company's officers and directors that no Forms 5 were required to be filed, the Company believes that during 1993 all Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of the common stock were met.

LITIGATION

     On November 10, 1992, the Company was charged in an indictment (the 'Indictment'), filed in the United States District Court for the Southern District of New York, with violating federal criminal laws, including mail and wire fraud statutes, in connection with an alleged 'trading scheme' by Gary A. Singer, a former Co-Chairman of the Company (who went on a leave of absence on May 28, 1992 begun at the Company's request, and who subsequently resigned on January 20, 1994), and others, allegedly including G. Albert Griggs, Jr., a former analyst with The Keystone Group, Inc., and John D. Collins II, to 'frontrun' high yield bond purchases by the Keystone Custodian Funds, Inc., a group of mutual funds. The Company was named as a defendant in 10 counts. Gary Singer was named as a defendant in 24 counts, including violations of the Racketeer Influenced and Corrupt Organizations Act and the mail and wire fraud statutes (including defrauding the Company by virtue of the 'trading scheme,' by, among other things, transferring profits on trades of bonds from the Company to members of his family during fiscal 1991), money laundering, conspiracy, and aiding and abetting violations of the Investment Advisers Act of 1940, as amended (the 'Investment Advisers Act'), by an investment advisor. On January 13, 1994, the Company was found guilty of six counts of mail fraud and one count of wire fraud based upon Mr. Singer's conduct, but acquitted of charges of conspiracy and aiding and abetting violations of the Investment Advisers Act. Mr. Singer was found guilty on 21 counts. One count against Mr. Singer and the Company was dismissed at trial and two counts against Mr. Singer relating to forfeiture penalties were resolved by stipulation between the government and Mr. Singer. Mr. Singer's attorney has advised the Company that Mr. Singer intends to appeal his conviction. Although the Company may be obligated under its Certificate of Incorporation to advance the costs of such appeal, the Company and Mr. Singer have agreed that Mr. Singer will not request such advances, but that he will reserve his rights to indemnification in the event of a successful appeal. The Company was sentenced on July 15, 1994, at which time it was ordered to make restitution to Keystone Custodian Funds, Inc. of $1,310,166 within 30 days of such date. In addition, the Company was ordered to pay a non-interest bearing fine over the next three years in the amount of $1,831,568.

     Also on November 10, 1992, the SEC filed a civil Complaint for Permanent Injunction and Other Equitable Relief (the 'SEC Complaint') in the United States District Court for the Southern District of New York against the Company, Gary
A. Singer, Steven G. Singer (presently on leave of absence from the positions of Executive Vice President and Chief Operating Officer, and Gary Singer's brother) and, as relief defendants, certain persons related to Gary and Steven Singer and certain entities in which they and/or those related persons have an interest. The SEC Complaint alleges that the Company and Gary and Steven Singer violated various provisions of the Exchange Act, including certain of its antifraud and periodic reporting provisions, and aided and abetted violations of the Investment Company Act and the Investment Advisers Act in connection with the trading scheme described in the immediately preceding paragraph. The SEC Complaint further alleges, among other things, federal securities law violations
(i) by the Company and Gary Singer, in connection with an alleged manipulation of the trading price of the Company's 10 5/8% Convertible Subordinated Reset Debentures due 2005 (the 'Debentures') to avoid an interest rate reset allegedly required on June 15, 1991 under the terms of the indenture governing the Debentures, (ii) by Gary Singer in allegedly transferring profits on trades of high yield bonds (including trades in the bonds which were the subject of certain counts of the Indictment of which Mr. Singer was found guilty) from the Company to members of his family and failing to disclose such transactions to the Company, and (iii) by the Company in failing to disclose publicly on a timely basis such transactions by Gary Singer. The SEC asks in the SEC Complaint that the Company and Gary and Steven Singer be enjoined permanently from violating the antifraud, periodic reporting and other provisions of the federal securities laws, that they disgorge the amounts of the alleged profits received by them pursuant to the alleged frauds (stated in the SEC's Litigation Release No. 13432 announcing the filing of the SEC Complaint as being $1,296,406, $2,323,180 and $174,705, respectively), plus interest, and that they each pay civil monetary damages. The SEC Complaint also seeks orders permanently prohibiting Gary and Steven Singer from serving as officers or directors of any public company and disgorgement from certain Singer family members and entities of amounts representing the alleged profits received by such defendants pursuant to the alleged frauds. In February 1993, the Court granted a motion staying all proceedings in connection with the SEC Complaint pending completion of the criminal case. On January 24, 1994, the Court lifted the stay and directed the defendants to file answers to the SEC Complaint. On July 15, 1994, the Company announced that it had completed negotiating a settlement agreement with the enforcement staff of the SEC and that the staff would recommend to the Commission that it approve the settlement. The agreement calls for the Company to be permanently enjoined from violating the antifraud, periodic reporting and other provisions of the federal securities laws and from employing any member of the Singer family. The Company has agreed to disgorge $1,621,474 (consisting of $1,310,166 to Keystone Custodian Funds, Inc. and $311,308 relating to the interest rate reset issue), and to pay a civil penalty in the amount of $1,150,000. The agreement further provides, however, that the disgorgement will be reduced by any restitution paid under the criminal sentencing and that the civil penalty will be reduced by the amount of any fine imposed in the criminal proceeding. As a result of such offsets, the Company will be required to pay to the SEC $311,308 following final approval of the settlement agreement.

     In light of the allegations in the Indictment and the SEC Complaint, the Company's Board of Directors, at a meeting held on November 16, 1992, formed the Management Committee consisting of three directors who were not employees of the Company and were not directors at the time of the conduct alleged in the
Indictment and the SEC Complaint. See 'Board Committees, Meetings and Compensation.' The Board of Directors also retained special counsel, to advise it as to corporate governance matters, from a law firm which had not previously represented the Company or any of its officers or directors.

     The Company is also named as a nominal defendant in a purported shareholder derivative action entitled Bruce D. Sturman v. Gary A. Singer, Steven G. Singer, Brad C. Singer, Martin Singer, John D. Collins II, Back Bay Capital, Inc., G. Albert Griggs, Jr., John and Jane Does 1-10 and The Cooper Companies, Inc., which was filed on May 26, 1992 in the Supreme Court of the State of New York, County of New York. The plaintiff, Bruce D. Sturman, a former director and officer of the Company, alleged that Gary A. Singer, as Co-Chairman of the Board of Directors, and various members of the Singer family, caused the Company to make improper payments to alleged third-party co-conspirators, Messrs. Griggs and Collins, as part of the 'trading scheme' that was the subject of the Indictment. The complaint requested that the Court order the defendants (other than the Company) to pay damages and expenses to the Company, including reimbursement of payments made by the Company to Messrs. Collins and Griggs, and to disgorge their profits to the Company. Pursuant to its decision and order, filed August 17, 1993, the Court dismissed this action under New York Civil Practice Rule 327(a). On September 22, 1993, the plaintiff filed a Notice of Appeal and the appeal currently is scheduled to be included in the Appellate Division's December 1994 term.

     The Company is also named as a nominal defendant in a shareholders derivative action entitled Harry Lewis and Gary Goldberg v. Gary A. Singer, Steven G. Singer, Arthur C. Bass, Joseph C. Feghali, Warren J. Keegan, Robert S. Holcombe and Robert S. Weiss, which was filed on May 27, 1992 in the Court of Chancery, State of Delaware, New Castle County. On May 29, 1992, another plaintiff, Alfred Schecter, separately filed a derivative complaint in Delaware Chancery Court that was essentially identical to the Lewis and Goldberg complaint. Lewis and Goldberg later amended their complaint, and the Delaware Chancery Court thereafter consolidated the Lewis and Goldberg and Schecter actions as In re The Cooper Companies, Inc. Litigation, Consolidated C.A. 12584, and designated Lewis and Goldberg's amended complaint as the operative complaint (the 'First Amended Derivative Complaint'). The First Amended Derivative Complaint alleges that certain directors of the Company and Gary A. Singer, as Co-Chairman of the Board of Directors, caused or allowed the Company to be a party to the 'trading scheme' that was the subject of the Indictment. The First Amended Derivative Complaint also alleges that the defendants violated their fiduciary duties to the Company by not vigorously investigating the allegations of securities fraud. The First Amended Derivative Complaint requests that the Court order the defendants (other than the Company) to pay damages and expenses to the Company and certain of the defendants to disgorge their profits to the Company. On October 16, 1992, the defendants moved to dismiss the First Amended Derivative Complaint on grounds that such Complaint fails to comply with Delaware Chancery Court Rule 23.1 and that Count III of the First Amended Derivative Complaint fails to state a claim. The Company has been advised by the individual directors named as defendants that they believe they have meritorious defenses to this lawsuit and intend to defend vigorously against the allegations in the First Amended Derivative Complaint.

     On May 28, 1992, the Board of Directors suspended Bruce D. Sturman from his position as Co-Chairman of the Board of Directors and thereafter, on July 27, 1992, voted to terminate Mr. Sturman's employment for Cause, as such term is defined in his employment contract. The Company was named in an action entitled Bruce D. Sturman v. The Cooper Companies, Inc. and Does 1-100, Inclusive, first brought on July 24, 1992. On May 14, 1993, Mr. Sturman filed a First Amended Complaint (the 'Amended Complaint') in the Superior Court of the State of California, County of Alameda, Eastern Division, the jurisdiction to which the original case had been transferred. In the Amended Complaint, Mr. Sturman alleged that by first suspending and then terminating him from his position as Co-Chairman, the Company breached his employment agreement, violated provisions of the California Labor Code, wrongfully terminated him in violation of public policy, breached its implied covenant of good faith and fair dealing, defamed him, invaded his privacy and intentionally inflicted emotional distress, and was otherwise fraudulent, deceitful and negligent. The Amended Complaint seeks declaratory relief, damages in the amount of $5,000, treble and punitive damages in an unspecified amount, and general, special and consequential damages in the amount of at least $5,000,000. In March 1993, the Court ordered a stay of all discovery in this action until further order of the Court. On September 24, 1993, Mr. Sturman filed a Second Amended Complaint, setting forth the same material allegations and seeking the same relief and damages as set forth in the First Amended Complaint. The Company filed an Answer, generally denying all of the allegations in the Second Amended Complaint. In February 1994, the stay on discovery was lifted and trial was set for October 21, 1994. In July 1994, Mr. Sturman filed a Third Amended Complaint, adding as defendants Joseph C. Feghali, a director, and Robert S. Holcombe and Robert S. Weiss, officers of the Company who were also directors at the time Mr. Sturman was terminated. The Judge then imposed a stay on all discovery through September 19, 1994 and postponed the trial date to December 16, 1994. While the Company and Mr. Sturman have engaged in discussions intended to settle their dispute, there can be no assurances that these negotiations will be successfully concluded. Based on management's current knowledge of the facts and circumstances surrounding Mr. Sturman's termination, the Company believes that it has meritorious defenses to this lawsuit and intends to defend vigorously against the allegations in the complaint, as amended.

     In each of the matters described above, the Company paid, or is continuing to pay in the case of ongoing matters, the costs of the defense of the officers or directors named as defendants in accordance with Delaware law and the Company's Certificate of Incorporation. As noted above, however, Gary Singer will not ask the Company to advance any funds in connection with the appeal of his conviction. Furthermore, if a determination is made by the Board of Directors that Gary Singer is not entitled to indemnification of his legal expenses, a claim will be made upon him to repay to the Company all expenses paid on his behalf in connection with the Indictment and the SEC Complaint, including attorneys' fees previously advanced by the Company pursuant to Section 145(a) of the Delaware Corporation Law.

SECURITIES HELD BY MANAGEMENT

     The following table sets forth information regarding ownership of the Company's common stock by each of its current directors and nominees, by named executive officers and by all of the current directors and executive officers as a group.

                                                                          COMMON STOCK
                                                                    BENEFICIALLY OWNED AS OF
                                                                         JUNE 30, 1994
                                                                   --------------------------
                                                                      NUMBER       PERCENTAGE
                    NAME OF BENEFICIAL OWNER                         OF SHARES     OF SHARES
                   --------------------------                        ---------     ----------
A. Thomas Bender................................................     117,043(1)       *
Joseph C. Feghali...............................................       5,000(2)       *
Mark A. Filler..................................................       5,300          *
Robert S. Holcombe..............................................      62,591(3)       *
Michael H. Kalkstein............................................       6,000          *
Donald Press....................................................       8,600(4)       *
Steven Rosenberg................................................       5,000          *
Allan E. Rubenstein.............................................       5,000          *
Mel Schnell.....................................................       5,000(5)       *
Steven G. Singer................................................     606,112(6)      2.0%
Robert S. Weiss.................................................     212,916(7)       *
All current directors and executive officers as a group (15
  persons)......................................................   1,143,651(8)      3.8%

- - ------------

   * Less than 1%

(1) Includes 11,111 shares as to which Mr. Bender has sole voting power, but as to which disposition is restricted pursuant to the terms of the Company's 1988 Long Term Incentive Plan (the 'LTIP') and 1,932 shares which could be acquired upon the exercise of presently exercisable stock options.

(2) Does not include shares beneficially owned by Steven G. Singer, Mr. Feghali's son-in-law, with respect to which Mr. Feghali disclaims beneficial ownership. Mr. Feghali is not running for re-election to the Board of Directors.

(3) Includes 33,333 shares as to which Mr. Holcombe has sole voting power, but as to which disposition is restricted pursuant to the terms of the LTIP and 16,758 shares which could be acquired upon the exercise of presently exercisable stock options.

(4) Includes 3,600 shares which could be acquired upon conversion of $18,000 principal amount of the Company's 10 5/8% Convertible Subordinated Reset Debentures (convertible at the rate of $5.00 per share) owned directly by Mr. Press or held in trusts for which he serves as trustee.

(5) Does not include 4,723,600 shares of common stock owned by CLS, or 3,450,000 shares issuable upon conversion of the Company's Series B Preferred Stock owned by CLS. See 'Principal Securityholders' and 'Certain Relationships and Related Transactions -- Agreements and Transactions with CLS.' Mr. Schnell is the President and a director of CLS and also a major holder of the stock of that company.

(6) Includes 182,611 shares as to which Mr. Singer has sole voting power, but as to which disposition is restricted pursuant to the terms of the 1988 Long Term Incentive Plan. Does not include shares owned by relatives of Mr. Singer (including Mr. Feghali), as to which shares Mr. Singer disclaims beneficial ownership. Mr. Singer and certain of his relatives have filed a Report on Schedule 13D with respect to their holdings of common stock of the Company. See 'Principal Securityholders'. Mr. Singer is currently on a leave of absence pending final negotiation of a termination agreement between him and the Company.

(7) Includes 33,333 shares as to which Mr. Weiss has sole voting power but as to which disposition is restricted pursuant to the terms of the LTIP, 7,663 shares held on account for him under the

                                              (footnotes continued on next page)

(footnotes continued from previous page)
    Company's 401(k) Savings Plan and 10,000 shares which Mr. Weiss could acquire upon the exercise of presently exercisable stock options.

(8) See Notes (1) through (7) for details with respect to such ownership.

PRINCIPAL SECURITYHOLDERS

     The following table sets forth information regarding ownership of outstanding shares of the Company's common stock by those individuals or groups who have advised the Company that they own more than five percent (5%) of such outstanding shares.

                                                                                       COMMON STOCK
                                                                                    BENEFICIALLY OWNED
                                                                                  -----------------------
                                                                                  NUMBER OF    PERCENTAGE
                           NAME OF BENEFICIAL OWNER                                SHARES      OF SHARES
- - -------------------------------------------------------------------------------   ---------    ----------
Cooper Life Sciences, Inc.(1)..................................................   8,173,600       24.2%
Group consisting of certain members of the Singer Family(2)....................   2,408,378        8.0%

- - ------------

(1) Includes 4,723,600 shares of common stock of the Company which CLS (160 Broadway, New York, New York 10038) owns and has sole dispositive power over, as reported in a report on Form 4, Statement of Changes in Beneficial Ownership, dated August 3, 1994 and 3,450,000 shares of common stock into which the shares of the Company's Series B Preferred Stock owned by CLS are convertible. See 'Certain Relationships and Related
    Transactions -- Agreements and Transactions with CLS.'

(2) The reporting group has filed Amendment No.  3, dated July 14, 1992, to  its
    Schedule 13D stating that it collectively owns 2,408,378 shares of the Company's common stock. Each member of this group disclaims beneficial ownership of all shares owned by members of the group except those held directly by such member and his or her spouse and any of their minor children, where relevant. The names and addresses reported are: Mr. Steven
    G. Singer, 10 Loman Court, Cresskill, NJ 07626, Messrs. Brad C. and Gary A. Singer and Jetmar Construction Corp., 25 Coligni Avenue, New Rochelle, NY 10801; Todd Singer and Tracey Singer, 118 Eisenhower Drive, Cresskill, NJ 07626; Karen Singer, Taryn Singer and Julian Singer, 113 Jackson Drive, Cresskill, NJ 07626; and Norma Brandes (a relative), 20 Rock Ridge Circle, New Rochelle, NY 10804.

     All of the 345 issued and outstanding shares of the Company's Series B Preferred Stock are owned by CLS.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below shows compensation paid in or with respect to each of the last three fiscal years to each person who served as the Company's chief executive officer during fiscal 1993 and to the persons who were, as of October 31, 1993, the four most highly compensated executive officers of the Company.

                                         ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                          --------------------------------------------------    ---------------------------
                                                                                   AWARDS         PAYOUTS
                                                                                ------------    -----------
                                                                                 SECURITIES
    NAME AND PRINCIPAL                                         OTHER ANNUAL       UNDERLYING                        ALL OTHER
        POSITION          YEAR     SALARY         BONUS      COMPENSATION(7)    OPTIONS/SARS    LTIP PAYOUTS    COMPENSATION(6)
- - ------------------------  ----    --------       --------    ---------------    ------------    ------------    ---------------
Arthur C. Bass(1) ......  1993    $ 90,963            -0-            -0-              -0-              -0-              -0-
  Acting Chairman of the  1992    $174,500            -0-            -0-              -0-              -0-              -0-
  Board
Allan E.                  1993    $ 63,625(5)         -0-            -0-              -0-         $  1,770              -0-
  Rubenstein(2) ........
  Chairman of the Board
A. Thomas Bender(3) ....  1993    $188,285       $128,034            -0-           10,000         $ 12,625              -0-
  Executive Vice          1992    $185,450       $128,492            -0-            3,220(9)      $  7,080              -0-
  President and Chief
  Operating Officer
Robert S. Holcombe .....  1993    $227,500       $ 11,375            N/A           23,940(9)      $  3,717          $   651(10)
  Senior Vice President   1992    $211,174(6)    $ 39,600            N/A              -0-              -0-          $   362
  and General Counsel     1991    $180,000            -0-            N/A              -0-         $  5,215              N/A
Steven G. Singer(4) ....  1993    $302,500       $118,906            N/A              -0-              -0-          $ 1,791(10)
  Executive Vice          1992    $324,674(6)         -0-        $98,459(8)           -0-              -0-          $ 1,782
  President and Chief     1991    $322,760(6)         -0-            N/A              -0-         $317,290              N/A
  Operating Officer
Robert S. Weiss ........  1993    $236,391(6)    $ 10,319            N/A              -0-         $ 10,620          $   447(10)
  Senior Vice President,  1992    $210,000(6)    $ 39,000            N/A              -0-              -0-          $   362
  Treasurer and Chief     1991    $195,000            -0-            N/A              -0-              -0-              N/A
  Financial Officer

- - ------------

 (1) Mr. Bass assumed the position of Acting Chairman of the Board in May 1992 and served until April 1993, when he resigned for medical reasons.

 (2) Dr. Rubenstein became a Director of the Company in July 1992 and assumed the position of Acting Chairman of the Board in April 1993. In July 1994, Dr. Rubenstein was named as the Chairman of the Board.

 (3) Mr. Bender became an executive officer of the Company in fiscal 1992. He assumed the positions of Executive Vice President and Acting Chief Operating Officer in March 1994 and became the Chief Operating Officer in August 1994.

 (4) Mr. Singer has been on a leave of absence from the positions of Executive Vice President and Chief Operating Officer since March 29, 1994. The Company and Mr. Singer are negotiating the terms of the termination of Mr. Singer's employment.

 (5) See' Executive Compensation -- Compensation of Directors' for a description of compensation paid to non-employee directors.

 (6) Includes directors' fees paid to: (i) Mr. Holcombe during a portion of fiscal 1992, (ii) Mr. Singer during all of fiscal 1991 and a portion of fiscal 1992 and (iii) Mr. Weiss during a portion of fiscal 1992 and all of fiscal 1993.

 (7) Information is not required to be disclosed if the value of perquisites received does not exceed an amount equal to ten percent of such person's annual salary and bonus. In addition, information for years prior to fiscal 1992 is not required to be disclosed.

 (8) Amount received upon exercise of phantom stock units awarded under the Company's 1988 Long Term Incentive Plan.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (9) Consists of an option to purchase common stock issued in exchange for a previously outstanding option. See the tables below entitled 'Option Grants in Fiscal Year Ended October 31, 1993' and 'Ten Year Option Repricings'.

(10) Consists of a $200 contribution by the Company to a 401(k) account and premiums on life insurance policies. The value of Mr. Singer's restricted stock holdings at the end of fiscal 1993 (net of the consideration paid for those shares) was $95,872.

              OPTION GRANTS IN FISCAL YEAR ENDED OCTOBER 31, 1993

                                                          % OF TOTAL OPTIONS
                                   NUMBER OF SECURITIES       GRANTED TO
                                    UNDERLYING OPTIONS        EMPLOYEES IN     EXERCISE PRICE  EXPIRATION    GRANT DATE
              NAME                      GRANTED(1)            FISCAL YEAR         PER SHARE       DATE     PRESENT VALUE(4)
- - ---------------------------------  --------------------   ------------------   --------------   -------   -----------------
Arthur C. Bass...................            -0-
A. Thomas Bender.................            644(2)               .2%               $.56        6/24/99        $  3.40
                                             644(2)               .2%               $.56        6/24/99        $  3.40
                                             644(2)               .2%               $.56        6/24/99        $  3.40
                                             644(2)               .2%               $.56        6/24/99        $  3.40
                                             644(2)               .2%               $.56        6/24/99        $  3.40
Robert S. Holcombe...............          9,576(3)              2.6%               $.56        12/11/99       $158.00
                                           3,591(3)              1.0%               $.56        12/11/99       $ 59.25
                                           3,591(3)              1.0%               $.56        12/11/99       $ 59.25
                                           3,591(3)              1.0%               $.56        12/11/99       $ 59.25
                                           3,591(3)              1.0%               $.56        12/11/99       $ 59.25
Allan E. Rubenstein..............            -0-
Steven G. Singer.................            -0-
Robert S. Weiss..................            -0-

- - ------------

(1) These options were issued in exchange for previously issued options. See 'Executive Compensation -- Ten Year Option Repricings'.

(2) Twenty percent of the 3,220 share option became exercisable immediately, a percentage equal to the percentage of the original option that had already become exercisable. 644 shares became exercisable when the Average Price (as defined in the Option Agreement) of a share of the Company's common stock equalled or exceeded $1.00 and $1.50 per share, respectively. An additional 644 shares will become exercisable when the Average Price of a share of the Company's common stock equals or exceeds $2.00 and $2.50, respectively, assuming Mr. Bender is employed by the Company on such dates. Vesting could be accelerated upon the occurrence of certain events relating to a change in control of the Company.

(3) Forty percent of the 23,940 share option became exercisable immediately, a percentage equal to the percentage of the original option that had already become exercisable. 3,591 shares became exercisable when the Average Price (as defined in the Option Agreement) of a share of the Company's common stock equalled or exceeded $1.00 and $1.50 per share, respectively. An additional 3,591 shares will become exercisable when the Average Price of a share of the Company's common stock equals or exceeds $2.00 and $2.50, respectively, assuming Mr. Holcombe is employed by the Company on such dates. Vesting could be accelerated upon the occurrence of certain events relating to a change in control of the Company.

(4) Calculated using the Minimum Value Option Pricing model and assuming a rate of 7% on U.S. Treasury Bonds. Minimum Option Value per share equals the fair market value of the Company's common stock on the date of grant (May 7, 1993 -- See the chart below entitled 'Ten-Year Option Repricings') less the quotient of the option exercise price divided by the sum of one plus the Treasury Bond interest rate raised to the power equal to the number of years constituting the option term. The actual value, if any, of the options (versus the hypothetical value set forth in the Grant

                                              (footnotes continued on next page)

(footnotes continued from previous page)
    Date Present Value column) will depend on the amount by which the fair market value of the stock exceeds the exercise price on the date the option is exercised.

                AGGREGATE OPTION EXERCISES IN FISCAL YEAR ENDED
               OCTOBER 31, 1993 AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                             SHARES ACQUIRED    OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END
                   NAME                        ON EXERCISE      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- - ------------------------------------------   ---------------    --------------------------    -------------------------
Arthur C. Bass............................         -0-                          0/0                         -0-
A. Thomas Bender..........................         -0-                    644/2,576                   $ 42/$167
Robert S. Holcombe........................         -0-                 9,576/14,364                   $622/$934
Allan E. Rubenstein.......................         -0-                          0/0                         -0-
Steven G. Singer..........................         -0-                          0/0                         -0-
Robert S. Weiss...........................         -0-                     10,000/0                         -0-

                           TEN-YEAR OPTION REPRICINGS

                                                              MARKET
                                           NUMBER OF         PRICE OF                                    LENGTH OF ORIGINAL
                                           SECURITIES          STOCK     EXERCISE PRICE                     OPTION TERM
                                       UNDERLYING OPTIONS   AT TIME OF     AT TIME OF     NEW EXERCISE   REMAINING AT DATE
          NAME               DATE           REPRICED        REPRICING      REPRICING         PRICE          OF REPRICING
- - -------------------------  ---------   ------------------   ----------   --------------   ------------   ------------------
Arthur C. Bass...........        N/A
A. Thomas Bender.........   5/7/93(1)         3,220(2)        $ .375         $ 2.63           $.56           6 1/6 years
Robert S. Holcombe.......   5/7/93(1)        23,940(3)        $ .375         $ 2.60           $.56               6 years
                            5/7/93(1)         1,173(4)        $ 3.75         $ 3.40           $.56            6 1/2years
Marisa F. Jacobs.........   5/7/93(1)         2,835(4)        $ .375         $ 2.28           $.56           7 1/2 years
                            5/7/93(1)         5,180(4)        $ .375         $ 2.75           $.56
Allan E. Rubenstein......        N/A
Steven G. Singer.........        N/A
Robert S. Weiss..........        N/A

- - ------------

(1) An option exchange program was adopted by the Compensation Committee of the Company's Board of Directors on May 7, 1993. The price of a share of the Company's common stock that day was $.375, and the exercise price of the new options, which were issued in exchange for previously outstanding options, was set at $.56 per share, a premium of approximately 50% over the market price. The program was approved by the Company's 1988 Long Term Incentive Plan Administrative Committee on May 18, 1993, when the price of the Company's common stock was $.50 per share. On June 1, 1993, a letter was sent to each option holder advising him of the option exchange program. On that date, the price of a share of the Company's common stock was $.375.

(2) Issued in exchange for the forfeiture of an option to purchase up to 10,000 shares of the Company's common stock.

(3) Issued in exchange for the forfeiture of an option to purchase up to 45,000 shares of the Company's common stock.

(4) Issued in exchange for the forfeiture of options to purchase up to 2,500, 5,000 and 10,000 shares, respectively, of the Company's common stock.

     The option exchange program was approved by the Compensation Committee as a means of providing an incentive to all of the Company's option holders, including the above-named individuals, at a time when options they had been granted between 1989 and 1992 carried exercise prices significantly above the market price of the Company's common stock. The option exchange program enabled each option holder (at his election) to exchange that option for a new option, exercisable for a smaller number of shares having an exercise price that, while above the then current market price, was lower than the exercise price of the original option.

     The number of shares covered by each replacement option was computed by Towers Perrin, an independent nationally recognized compensation consulting firm, using an option exchange ratio derived under the Black Scholes option pricing model which took into account the number of shares which could be acquired pursuant to the original option, the exercise price of the original option, the then current market price of the Company's common stock and the original option expiration date. Each person electing to participate exchanged his original option for an option to purchase an individually calculated percentage of the shares covered by his original option, ranging from 21% to 70% of the shares he was then entitled to purchase. In addition, each participant waived the provision in his original option agreement providing for the vesting of the option and its cash-out upon the occurrence of the Change in Control (as defined in the agreement) that arose out of the acquisition by CLS of shares of the Company's Series B Preferred Stock and the approval by the stockholders, in September 1993, of the conversion feature of said preferred stock. For a description of the vesting terms of the new options, see the table above entitled -- 'Option Grants in Fiscal Year Ended October 31, 1993'.

                           THE COMPENSATION COMMITTEE
                                 MARK A. FILLER
                              MICHAEL H. KALKSTEIN
                                  MEL SCHNELL

RETIREMENT INCOME PLAN

     The Company's Retirement Income Plan was adopted in December 1983. All employees of the Company and its participating subsidiaries who work at least 1,000 hours per year are eligible to become members of the plan. For services performed after December 31, 1988, members are entitled to an annual retirement benefit equal to .6% of base annual compensation up to $10,000 and 1.2% of base annual compensation which exceeds $10,000 but is not in excess of $200,000 for each year of service. For service prior to January 1, 1989, members are entitled to an annual retirement benefit equal to .75% of base annual compensation up to the Social Security Wage Base in effect that year and 1.5% of base annual compensation in excess of the Social Security Wage Base for each year of service.

     The estimated annual benefits payable under this plan upon retirement (at the normal retirement age of 65) for Messrs. Bender, Holcombe, Singer and Weiss are approximately $23,000, $39,000, $98,000 and $63,000, respectively. The amount indicated for Mr. Holcombe does not reflect the impact of the additional years of service that will be attributed to him (see 'Executive Compensation -- Contracts'). Mr. Bass was not, and Dr. Rubenstein is not, a participant in the plan.

CONTRACTS

     Arthur C. Bass assumed the position of Acting Chairman of the Board on May 29, 1992. His compensation was initially set at $30,000 per month. In September 1992, when Mr. Bass reduced his participation in the Company's daily affairs, his compensation was reduced to $15,000 per month. Mr. Bass remained in office until April 13, 1993, when he resigned for medical reasons. The Company had agreed to bear the cost of the insurance premiums required to continue Mr. Bass' health insurance coverage under COBRA for a period of 18 months following his resignation. That obligation ceased in August 1993, following the death of Mr. Bass.

     Steven G. Singer is a party to an employment agreement with the Company which, although executed in August 1991, was retroactive to March 9, 1990. The agreement, which remains effective until terminated by either Mr. Singer or the Company, provides for Mr. Singer to receive a cash salary (see the Summary Compensation Table above) and provided for him to receive 313,170 shares of restricted stock under the LTIP. If Mr. Singer's employment with the Company is terminated by him with Good Reason or by the Company without Cause (as each of such capitalized terms is defined in the employment agreement), the agreement, prior to the 1993 amendment described below, provided that all remaining restrictions on the restricted shares would be removed. The agreement also provides that, following such a termination of Mr. Singer's employment, his participation in the Company's various insurance programs (including payment by the Company of premiums on term life insurance payable to beneficiaries named by the insured) would continue for a period of three years from the date of termination, along with the right to use a Company car, Company offices and secretarial services and that he would be entitled to receive a pro rata share of any amount that would be payable to him under the Company's Incentive Payment Plan based on the number of months worked during the fiscal year in which his employment terminates.

     On June 2, 1993, Mr. Singer and the Company entered into a letter agreement amending his employment agreement. Mr. Singer waived all provisions providing that his shares of restricted stock would vest following any termination of his employment or any Change in Control or Potential Change in Control (as such terms are defined in his employment agreement) and consented to the deletion of a Change in Control and Potential Change in Control as events enabling Mr. Singer to terminate his employment with Good Reason. The Company agreed that if Mr. Singer is terminated without Cause or if he should terminate his employment with Good Reason, in lieu of the vesting of his restricted stock, he would receive a lump sum severance payment in an amount equal to 12 months of his annual base salary plus an amount equal to one month of his annual base salary for each month that his employment continues between March 9, 1993 and the date of termination (up to a maximum total severance payment equal to 18 months of his annual base salary). If Mr. Singer's employment is terminated within one year of a Change in Control, other than that which occurred upon the September 1993 approval of the conversion rights of the Company's Series B Preferred Stock, the severance payment to which Mr. Singer is entitled would be increased by a factor of 50%. The agreement also provided for Mr. Singer to receive a special bonus of $100,000, to have the compensation and other benefits to which he is entitled under the agreement guaranteed by certain of the Company's subsidiaries, and for Mr. Singer to be eligible for an award under the Company's Turn-Around Incentive Plan described below. In calculating Mr. Singer's length of service for the purpose of determining whether he would be entitled to an award under such plan, Mr. Singer's termination date (if his employment has been terminated) would be deemed to occur on that same date one year later. The remainder of the agreement described in the previous paragraph remains in effect.

     Mr. Singer has been on a leave of absence since March 29, 1994. The Company and Mr. Singer are negotiating the terms of the termination of Mr. Singer's employment.

     The Company is a party to employment or severance agreements with Robert S. Holcombe and Robert S. Weiss. CooperVision, Inc., one of the Company's subsidiaries, is a party to an agreement with A. Thomas Bender. Each agreement provides that employment shall continue until terminated. Compensation paid pursuant thereto in fiscal 1993 and awards under the LTIP in fiscal 1993 are set forth on the foregoing tables. If (i) the Company (or, in the case of Mr. Bender, CooperVision, Inc.) terminates the employee without Cause or (ii) the employee terminates his employment for Good Reason or following a Change in Control (as each term is defined in the relevant agreement), the Company (or CooperVision, Inc.) will pay Messrs. Bender, Holcombe or Weiss, a severance benefit equal to 200%, 150% or 150%, respectively, of his annual base salary (such percentage to be reduced to 100% for Mr. Weiss if the termination arises out of a Change in Control), with such payments to be made either in a lump sum or installments, as designated by the employee. In addition, each of these individuals would continue to participate in the Company's (or CooperVision, Inc.'s) various insurance plans for a period of up to 24 months, 18 months and 18 months, respectively, and to receive a pro rata share of any amounts that would have been payable to him under the Incentive Payment Plan (or any comparable plan then in effect) based on the number of months the employee served during the year in which the termination occurs. Each would also become fully vested in all benefits due under the Company's Retirement Income Plan (which includes employees of CooperVision, Inc.). In the case of Mr. Holcombe, his credited service for the purpose of determining the amount of his retirement benefit will be increased by an additional five years of deemed employment. In the event that employment is terminated by death or by the employee in the absence of Good Reason, benefits will not continue beyond the date of termination, no more than three months of severance will be paid and no portion of the Incentive Payment Plan bonus will be paid. The agreements between the Company and each of Messrs. Holcombe and Weiss have been guaranteed by certain of the Company's subsidiaries.

     In connection with his appointment to the positions of Executive Vice President and Acting Chief Operating Officer in March 1994, Mr. Bender entered into an agreement with the Company. The agreement provides that, in addition to receiving a salary for his services as the President of CooperVision, Inc., Mr. Bender is to receive an additional salary of $65,000 per year as well as an automobile allowance of $600 per month. In addition, Mr. Bender was awarded an option to purchase up to 100,000 shares of the Company's common stock at a per share exercise price equal to the fair market value of a share of the Company's common stock on the date of the option grant. Provided Mr. Bender continues to serve as Acting Chief Operating Officer or Chief Operating Officer, Mr. Bender will receive an additional option each March from 1995 through 1997. Each option will entitle Mr. Bender to purchase up to 33,333 shares of the Company's common stock having a per share exercise price equal to the fair market value of a share of the Company's common stock on the future grant date. Mr. Bender's participation in various Incentive Payment Plans is being allocated between those of the Company and CooperVision, Inc. Finally, the agreement provides that the removal of Mr. Bender from the position of Acting Chief Operating Officer or Chief Operating Officer at any time will not enable him to terminate his position at CooperVision, Inc. with Good Reason.

     Under the Company's LTIP and the 1990 Non-Employee Director Restricted Stock Plan (the 'RSP'), upon the occurrence of a Change in Control and, under the Company's LTIP, upon the occurrence of a Potential Change in Control (as such terms are defined in the LTIP and the RSP), restrictions will be removed from restricted shares, options will become exercisable and, unless otherwise determined by the LTIP Administrative Committee prior to any Change in Control, the value of all outstanding stock options will be cashed out on the basis of the Change in Control Price (as defined in the LTIP) as of the date such Change in Control or Potential Change in Control is determined to have occurred.

     A Change in Control occurred in September 1993 when the stockholders of the Company voted, at the 1993 Annual Meeting, to approve the conversion rights of the Series B Preferred Stock issued to CLS. See 'Certain Relationships and Related Transactions -- Agreements and Transactions with CLS.' At that time, restrictions were removed from shares of restricted stock owned by Dr.
Rubenstein and Messrs. Bender, Holcombe and Weiss. Mr. Singer had waived the removal of restrictions from his shares of restricted stock in the June 2, 1993 letter agreement amending his employment agreement. When Messrs. Bender and Holcombe elected to participate in the option exchange program described above, they waived the vesting of their original options that otherwise would have occurred as a result of the September 1993 Change in Control.

     Messrs.  Bender,  Holcombe,  Singer  and  Weiss  are  participants  in  the
Turn-Around Incentive Plan, a plan adopted in May 1993 to incentivize participants to continue working towards a solution to the Company's most significant problems, such as liability arising from breast implant product liability lawsuits. Distributions were to be made under that plan following a comprehensive resolution of the breast implant liability issue, provided that the trading price of the Company's common stock over a specified period of time also must have equalled or exceeded $1.50 and $3.00 per share, respectively. Following satisfaction of the first trading price benchmark in May 1994, plan participants received an award, which was paid partly in cash and partly in shares of restricted stock bearing restraints on disposition until certain further conditions have been satisfied. The plan provides that, if a benchmark is satisfied and restricted stock is distributed, all restrictions will be removed from those restricted shares on specified dates or upon termination, despite the employee's failure to have remained employed until those specified dates if the employee (i) is terminated by the Company without Cause or (ii) terminates his employment with Good Reason (as those terms are defined in the relevant employment agreement).

COMPENSATION OF DIRECTORS

     During fiscal 1993, each director of the Company received a payment of $7,500 per quarter (or an amount pro rated to take into account the length of service during such quarter). Each director who is not also an employee of the Company is entitled to receive additional fees of $1,000 per meeting for each meeting of the Board of Directors or a Committee of the Board attended (unless two or more meetings are held on the same day, in which case the fee remains at $1,000) and $1,000 per day for other days during which substantially all of such director's time is spent on affairs of the Company or a pro-rated amount for work which takes less than a full day. In addition, each Committee Chairman is entitled to receive a fee of $1,000 per year for serving as a Committee Chairman. The Company had agreed to a temporary compensation arrangement with Mr. Bass, who served as Acting Chairman of the Board until April 13, 1993. See 'Executive Compensation -- Contracts.'

     On April 26, 1990, the Company's Board of Directors adopted the RSP which grants to each current and future director of the Company who is not also an employee of the Company or any subsidiary of the Company ('Non-Employee Director') the right to purchase, for $.10 per share, shares of the Company's common stock, subject to certain restrictions. One hundred thousand (100,000) shares of the Company's common stock were authorized and reserved for issuance under the RSP. Shares which are forfeited become available for new awards under such plan.

     Under this plan, each Non-Employee Director automatically receives the opportunity to purchase 5,000 restricted shares upon initial election or appointment to the Board. The plan provides that restrictions shall lapse in 1,000-share increments, and that such 1,000 shares shall therefore become nonforfeitable and freely transferable each time after the date of grant that the Average Price (as defined in the RSP) of the Company's common stock equals or exceeds for the first time each of the following percentages of increase over the Average Price on the date of grant of the award: 18%, 36%, 54%, 72% and 90%. Furthermore, upon the occurrence of a Change in Control (as defined in the RSP), all restrictions are removed from any restricted shares then outstanding.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mel Schnell became a member of the Compensation Committee of the Board of Directors in September 1993. Mr. Schnell serves as the President and a director of CLS and is also a major holder of the stock of that company. For information regarding transactions between the Company and CLS, see 'Certain Relationships and Related Transactions -- Agreements and Transactions with CLS.'

     Michael Kalkstein is a partner in a law firm which provides legal services to the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

     In accordance with the rules and regulations of the SEC, the following report of the Compensation Committee and the performance graph immediately thereafter shall not be deemed to be 'soliciting material' or to be 'filed' with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

SCOPE OF THE COMMITTEE; MEMBERS

     The membership of the Compensation Committee changed during fiscal 1993 as a result of the election of a new slate of directors at the 1993 Annual Meeting. Since September 14, 1993, the Compensation Committee has been composed of three outside directors, Messrs. Filler, Kalkstein and Schnell.

     In February 1993, the Committee retained Towers Perrin, an independent, nationally recognized compensation consulting firm, and with their assistance created a charter defining the Committee's scope and philosophy. The charter provides that the Compensation Committee will review and approve all aspects of the compensation paid to the Company's five most highly paid executives, all salaries and raises paid to individuals whose annual base pay is $150,000 or greater and all agreements providing for the payment of benefits following a change in control of the Company or severance following a termination of employment. The Committee also reviews and approves the terms of each incentive compensation and bonus program in effect and the aggregate amounts which can be awarded thereunder.

EXECUTIVE COMPENSATION

     In accordance with the charter established by the Committee in 1993, The Compensation Committee articulated a philosophy governing its determination of compensation for executive officers. That philosophy recognized the need to honor existing employment agreements and expressed the belief that executives should be compensated at competitive levels which will serve to attract and retain talented employees. Inherent in the compensation philosophy was a recognition of the difficulty of retaining such employees when the Company was dealing with serious legal and financial problems, and when traditional performance-based compensation methods offered few incentives.

     In addition to expanding the Company's lines of business through internal development and acquisitions, during fiscal 1993 the Company's executive officers dealt with a number of significant issues, including (a) litigation relating to the Company's formerly owned subsidiaries which manufactured and sold polyurethane foam covered, silicone gel-filled breast implants, (b) assessments from the Internal Revenue Service and the State of California arising from the 1984 liquidation of the Company's former parent for amounts exceeding the Company's ability to pay, which assessments were, following the Company's responses, dropped by such authorities, (c) stringent operating restraints imposed by, and potential defaults under, the indenture governing the terms of debentures first issued in 1985, and (d) the negative impact on employee morale, business development and stock performance occasioned by events relating to the Indictment and the SEC Complaint. With respect to items (a) and
(b) above, the underlying events occurred before the majority of the named executive officers joined the Company. Nonetheless, the Company's current Board and management have had to address these problems.

     During fiscal 1993, decisions made by the Compensation Committee took into account the Company's unique and difficult circumstances, along with a variety of other factors. In order to do this, the Compensation Committee worked with Towers Perrin to develop compensation guidelines appropriate to the Company's circumstances. The two-pronged philosophy focused first on the Company's short-term need to retain members of senior management and to provide them with incentives to seek and implement solutions to the Company's legal and financial problems. Second, if successful solutions to those problems are found, the Committee then intends to tie a larger portion of the future compensation of executive officers more closely to the operating results of the Company's business units and to the creation of stockholder value as measured by stock market performance.

     In establishing compensation, salary levels for all executive officers were highly influenced by the terms of existing employment agreements and the terms of a litigation settlement which became effective in fiscal 1992 and which involved the adoption of amended employment contracts for certain executive officers. Participation levels under the Company's 1993 Incentive Payment Plan were set at percentages of base salaries previously assigned to designated positions within the corporate structure, modified to reflect the recommendations of the Company's Chief Operating Officer. Eligibility levels under the Company's Turn-Around Incentive Plan (which was established to address the unique and severe problems then facing the Company), were assigned based on the recommendations of Towers Perrin in consultation with the Chief Operating Officer and the Compensation Committee.

     The Committee's decisions regarding the base salaries payable to individual executive officers during fiscal 1993 and the actual amounts awarded in December 1993 under the 1993 Incentive Payment Plan took into account the factors described elsewhere in this report, as well as the Committee's desire to retain both internal parity among the executive officers, and to compensate the Company's employees at rates similar to those paid to individuals holding comparable positions in companies whose businesses or other circumstances were similar to the Company's. In connection with setting base salaries, the Committee placed the greatest weight on a combination of the individual executive officer's performance and the current compensation package in place for each such officer other than Mr. Bass. As indicated elsewhere in this report, such compensation also had to remain within the confines of a litigation settlement, which is reflected in the currently effective employment agreements. The performance of the Company was deemed to be the second most important element to consider in determining base salaries. Similar elements were evaluated when making the actual awards under the 1993 Incentive Payment Plan; however, primary consideration was given to the performance of the Company or the subsidiary for which the plan participant worked. While, as noted above, additional factors were taken into consideration in connection with both the setting of base salaries and the awarding of bonuses, no attempt was made to rank those factors as to level of importance.

     In keeping with the goal of minimizing losses and building long-term stockholder value, the Company's long-term compensation programs are designed to reward the growth of stockholder value through improved stock market performance, as well as to reward long-term service to the Company. The value of awards under such plans is primarily dependent upon increases in the price of the Company's common stock over a period of up to ten years and, in many cases, requires employees to remain employed by the Company throughout the period in order to receive their awards.

CEO COMPENSATION

     In May 1992, Arthur C. Bass was elected Acting Chairman of the Board. Mr. Bass, who became a Director of the Company in February 1989, served as the Company's President and Chief Executive Officer from March 1989 through September 1990. Mr. Bass' primary responsibilities as Acting Chairman were to direct the activities of the Board, and to serve as a spokesman for the Company with stockholders, the financial community and the press, in dealing with the corporate governance problems arising from the departure of the Company's two Co-Chairmen and the SEC and U.S. Attorney investigations, which investigations resulted in the SEC Complaint and the Indictment and subsequent conviction described in this Proxy Statement under 'Litigation.'

     Mr. Bass' compensation was determined by the Company's Board of Directors. He received a fixed monthly stipend at a rate determined by taking into account the scope of his responsibilities, the difficulties in performing such responsibilities given the Company's then existing legal and financial problems, the time commitment Mr. Bass would be expected to make, the fees commanded in similar situations by consultants with experience comparable to Mr. Bass' and the fees from ongoing consulting projects which Mr. Bass agreed to relinquish in order to devote more time to the Company. As the position of Acting Chairman of the Board was considered to be a temporary one, created to deal with specific governance issues, the Board of Directors did not attempt to tie that compensation to the Company's operating performance. In September 1992, as the newly elected directors took on a greater management oversight role, Mr. Bass' individual involvement in day-to-day Company matters was scaled back, and his compensation was reduced accordingly. Mr. Bass served as Acting Chairman of the Board until April 13, 1993, when he resigned from that position for medical reasons.

     Dr. Allan E. Rubenstein became the Company's Acting Chairman of the Board on April 13, 1993, upon Mr. Bass' resignation, and held that position until July 9, 1994, when he was named Chairman of the Board. His responsibilities are substantially the same as those carried out by Mr. Bass, which are described in the first paragraph under the heading 'CEO Compensation.' In addition, he serves as the Chairman of the Management Committee, which provides oversight to and consults with the Company's Chief Operating Officer. In recognition of the Company's financial difficulties, Dr. Rubenstein agreed to assume those responsibilities without any change in his compensation. He receives only those fees as are payable to non-employee directors, which are described above under 'Compensation of Directors.'

                           THE COMPENSATION COMMITTEE
                                 MARK A. FILLER
                              MICHAEL H. KALKSTEIN
                                  MEL SCHNELL

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's common stock with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Medical Products & Supplies Index for the five-year period ended October 31, 1993. The graph assumes that the value of the investment in the Company and in each index was $100 on October 31, 1988 and assumes that all dividends were reinvested. Although the Company has chosen the Standard & Poor's Medical Products & Supplies Index as containing companies whose businesses are most comparable to the Company's primary business segment, healthcare products, the companies included in such index (C. R. Bard Inc., Bausch & Lomb, Inc., Baxter International Inc., Becton, Dickinson & Co., Biomet, Inc., Medtronic, Inc., St. Jude Medical, Inc. and United States Surgical Corp.) are all substantially larger than the Company and engaged in healthcare products and services businesses different from, or in addition to, the Company's healthcare products businesses.



                                       [PERFORMANCE GRAPH]

                            TOTAL SHAREHOLDER RETURN
                           THE COOPER COMPANIES, INC.

                                                              FIVE YEAR TOTAL RETURN
                                             ------------------------------------------------------
                                             1988     1989      1990      1991      1992      1993
                                             ----    ------    ------    ------    ------    ------
                 The Cooper Companies, Inc.   100      40.00     58.00     50.00     22.00     10.99
            S&P Medical Products & Supplies   100     130.42    152.68    271.92    260.37    200.26
                                  S & P 500   100     126.27    116.78    155.91    171.38    196.90


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS AND TRANSACTIONS WITH CLS

     Under the terms of an exchange agreement dated as of June 12, 1992, CLS obtained 4,850,000 shares of common stock of the Company (approximately 16.1% of the then currently outstanding common stock) in exchange for 488,004 shares (approximately 80% of the then outstanding shares) of the Company's Senior Exchangeable Redeemable Restricted Voting Preferred Stock ('SERPS') having a liquidation preference of $100 per share and all of CLS' rights to receive, by way of dividends pursuant to the terms of the SERPS, an additional 11,996 shares of SERPS. The Company entered into the exchange agreement in order to reduce the aggregate liquidation preference and redemption price of the outstanding SERPS and to reduce, proportionately, the dividends payable on the SERPS. As part of the exchange, the Company agreed to use its reasonable best efforts to register, and subsequently did register, in time to avoid payment of certain penalties to CLS, such 4,850,000 shares. In addition, the Company purchased 200,000 shares of CLS common stock (the 'CLS Shares') for $1,500,000 in cash and entered into a settlement agreement with CLS with respect to certain litigation and administrative proceedings in which the Company and CLS were involved. Pursuant to that agreement, CLS, among other things, released its claim against the Company for unliquidated damages in connection with the

Company's failure to register the SERPS owned by CLS, in return for the Company's payment of $500,000, reimbursement of certain legal fees and expenses in the amount of $650,000 incurred by CLS in connection with certain litigation and administrative proceedings, and the payment of $709,000 owed by the Company to CLS pursuant to tax sharing agreements between them. The Company also agreed to reimburse CLS for up to $250,000 of legal and other fees and expenses incurred by CLS in connection with the transaction and, if requested by CLS, to use its reasonable best efforts to cause the election to the Company's Board of Directors of one or two designees of CLS, reasonably acceptable to the Company.

     In Amendment No. 1 to its Schedule 13D, filed with the SEC on November 12, 1992, CLS disclosed that '[i]n light of the recent public disclosures relating to the Company and the recent significant decline in the public trading price of the common stock, CLS is presently considering various courses of action which it may determine to be necessary or appropriate in order to maintain and restore the value of the common stock. Included among the actions which CLS is considering pursuing are the initiation of litigation against the Company and the replacement of management and at least a majority of the members of the Board of Directors of the Company.'

     The Company entered into another settlement agreement dated June 14, 1993 (the 'Settlement Agreement') to resolve all disputes between the Company and CLS and to avoid a possible costly and disruptive proxy fight, while continuing to maintain a Board of Directors the majority of whose members are independent. Pursuant to the Settlement Agreement, CLS delivered a general release of all claims, known or unknown, fixed or contingent, matured or unmatured, which CLS had or may have had against the Company for any matter, cause or thing through the date of the release (subject to exceptions for specified ongoing contractual obligations) and agreed to certain restrictions on its voting and transfer of securities of the Company, in exchange for the Company's payment of $4,000,000 in cash and delivery of the 200,000 shares of CLS common stock owned by the Company (reflected in the Company's balance sheet at April 30, 1993 at its then current market value of $850,000) and a general release of claims against CLS (also subject to certain exceptions).

     Pursuant to the Settlement Agreement, the Company agreed in connection with the 1993 Annual Meeting to nominate and use its reasonable best efforts to cause, and CLS agreed to vote all shares of common stock of the Company owned by it in favor of, the election of a Board of Directors of the Company consisting of eight members, five of whom were designated by the Company and three (who are reasonably acceptable to the Company) by CLS. The number of CLS designees will decline to two if CLS owns less than 5,400,000 shares of common stock and to one if CLS owns less than 2,400,000 shares of common stock (treating as owned for this purpose any shares of common stock into which Series B Preferred Stock owned by CLS (as discussed below) are convertible) subject to CLS' right to designate additional directors if the term of the agreement is extended under certain circumstances described below. A majority of the members designated by the Company were individuals who were not employees of the Company or employees, affiliates or significant stockholders of CLS ('Independent Designees'). If an individual not currently on the Board is hired to serve as the Chief Executive Officer or Chairman of the Board of the Company, such person may be added as an additional director.

     CLS also agreed in the Settlement Agreement not to acquire any additional securities of the Company (except shares of Series B Preferred Stock issued as dividends on the Series B Preferred Stock outstanding on the various record dates or common stock issued upon conversion, if any, of Series B Preferred Stock (all as discussed below)) and not to transfer any securities of the Company, except (i) transfers, during any 12-month period, of not more than 1,500,000 shares of common stock (increasing to 2,500,000 shares of common stock after any conversion of the Series B Preferred Stock into common stock and for so long as CLS owns more than 4,850,000 shares of common stock) to any one person or group, other than to a person or group which, without the approval of the Company's Board, has proposed certain transactions involving the Company or its securities, (ii) transfers pursuant to registered public offerings or bona fide open market sales in compliance with Rule 144 under the Securities Act,
(iii) transfers of common stock pursuant to a tender or exchange offer, in an aggregate amount not to exceed 4,850,000 shares unless such offer is either a cash tender offer for all outstanding shares of common stock or the Company's Board of Directors, including a majority of the Independent Designees, has approved the offer, (iv) bona fide pledges of common stock to an unaffiliated institutional lender for borrowed money, and (v) transfers to a controlled affiliate or liquidating trust, provided the affiliate or trustee agrees to be bound by the Settlement Agreement. In addition, CLS agreed not to publicly propose any business combination with, or change of control of, the Company, make any tender offer for securities of the Company, otherwise seek control of or to influence the Board of Directors of the Company, propose any amendment to the Settlement Agreement or take any action contrary to the Settlement Agreement (including actions with respect to the composition and election of the Board of Directors). CLS is free, however, to vote all voting securities owned by it as it deems appropriate on any matter brought before the Company's stockholders, other than matters relating to the election and composition of the Board.

     The agreements contained in the Settlement Agreement with respect to Board representation and voting, and the restrictions on CLS' acquisition and transfer of securities of the Company, will terminate upon the earliest of (i) the date CLS beneficially owns fewer than 1,000,000 shares of common stock (including as owned any common stock into which Series B Preferred Stock may be convertible),
(ii) October 31, 1996, and (iii) either (A) June 14, 1995, unless (1) the average closing price of the common stock on its principal trading market equals or exceeds $2.00 on the trading days during any period of 90 consecutive calendar days during the 180 calendar day period ending on June 14, 1995, or (2) the Company agrees to nominate and use its reasonable efforts to cause the election to the Board of one Independent Designee, designated by CLS and reasonably acceptable to the Company, in addition to that number of designees to which CLS is then entitled as set forth above, or (B) June 14, 1996, unless (1) such average closing price equals or exceeds $3.00 on the trading days during any period of 90 consecutive calendar days during the 180 calendar day period ending on June 14, 1996, or (2) the Company agrees to nominate and use its reasonable efforts to cause the election to the Board of an Independent Designee, designated by CLS and reasonably acceptable to the Company, in addition to that number of designees to which CLS is then entitled as set forth above and in clause (A)(2). Following termination of such agreements, CLS will continue to have the right through June 12, 2002, originally granted to CLS pursuant to the June 12, 1992 exchange agreement but never exercised, to designate two directors, so long as CLS continues to own at least 2,400,000 shares of the Company's common stock, or one director, so long as it continues to own at least 1,000,000 shares of the Company's common stock.

     On June 14, 1993, the Company acquired from CLS 160,600 shares of SERPS, constituting all of the Company's then outstanding SERPS, together with all rights to any dividends or distributions thereon, in exchange (the 'Exchange') for 345 shares of a newly created series of preferred stock of the Company designated Series B Preferred Stock (the 'Series B Preferred Stock'), having a par value of $.10 per share and a liquidation preference of $10,000 per share (an aggregate of $3,450,000). The SERPS had an aggregate liquidation preference, and an aggregate optional redemption price after October 31, 1993 of $16,060,000. Stockholders at the Company's 1993 Annual Meeting approved the conversion rights of the Series B Preferred Stock. Each share of Series B Preferred Stock is convertible into 10,000 shares of common stock of the Company. As a result, CLS became the direct beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company representing more than 24% of the voting power of the Company's common stock. See 'Principal Securityholders.'

     The Company entered into the Exchange Agreement in order to reduce the aggregate liquidation preference and redemption price of its outstanding preferred stock from $16,060,000 to $3,450,000, to thereby significantly reduce the amount of additional preferred stock issuable as pay-in-kind dividends on such preferred stock and to reduce, both in percentage (from 12% to 9%) and in absolute dollar amount, the amount of cash dividends that would be payable on the preferred stock, before the common stock is entitled to receive any dividends, at such time as the Company is free, under the terms of its other agreements, to pay, and has the ability to pay, cash dividends on its stock. In addition, dividends, whether payable in kind or in cash, did not begin to accrue on the Series B Preferred Stock until June 14, 1994. The Company also has the right to compel conversion of the Series B Preferred Stock any time after the market price of the common stock averages at least $1.375 for 90 consecutive calendar days and closes at not less than $1.375 on at least 80% of the trading days during such period. Such conversion would eliminate all liquidation and dividend preferences, and place CLS on a par with all other common stockholders.

BUSINESS RELATIONSHIPS

     Michael H. Kalkstein, a director of the Company since April 1992, is a partner in the law firm of Berliner * Cohen, which was compensated for legal services rendered to the Company in fiscal 1993.

             PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of KPMG Peat Marwick, certified public accountants, to audit and opine upon the consolidated financial statements of the Company and the financial statements of certain of its subsidiaries for the fiscal year ending October 31, 1994, such appointment to continue at the pleasure of the Board of Directors and to be subject to ratification by the stockholders. KPMG Peat Marwick has acted as auditors of the Company since its incorporation in 1980. The stockholders are asked to ratify such appointment.

     The Board of Directors expects that one or more representatives of KPMG Peat Marwick will be present at the meeting and will be provided an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting, but if any such matters properly come before the Annual Meeting, it is intended that the persons holding the accompanying proxy will vote in accordance with their best judgment.

                                RECOMMENDATIONS

     The Board of Directors of the Company recommends that the stockholders vote FOR the election of the nominees for director named in this Proxy Statement and FOR ratification of the appointment of KPMG Peat Marwick as independent auditors.

     When a proxy in the form enclosed with this Proxy Statement is returned properly executed, the shares represented thereby will be voted in accordance with the directions indicated thereon or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     All proposals of stockholders of the Company (other than for the election of directors) intended to be presented at the 1995 annual meeting of stockholders must be received by the Company no later than 60 days prior to the meeting date unless the Company gives less than 75 days notice of the meeting date, in which case they must be received by the Company no later than 15 days following the date on which the 1995 annual meeting of stockholders is noticed in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

     The Nominating Committee or, if none exists, the Board of Directors will consider suggestions from stockholders for nominees for election as directors at the 1995 annual meeting of stockholders. For a stockholder to nominate any person for election as a director at the 1995 annual meeting of stockholders, the person making such nomination must be a stockholder entitled to vote and such nomination must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days or more than 90 days prior to the 1995 annual meeting of stockholders; provided, however, that in the event that less than 75 days notice or prior public disclosure of the date of such meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business or residential address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company which are beneficially owned by the person and

(iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (b) as to the stockholder giving notice, (i) the record name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a stockholder shall be eligible for election as a director of the Company unless nominated in accordance with the above procedures.

                                          By Order of the Board of Directors

                                          ALLAN E. RUBENSTEIN, M.D.
                                          ALLAN E. RUBENSTEIN, M.D.
                                          Chairman of the Board of Directors

                                             [LOGO]

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                                          NOTICE OF
                                          ANNUAL MEETING
                                          OF STOCKHOLDERS
                                          AND
                                          PROXY STATEMENT

     ---------------------------------------------------------------------------

                                          MEETING DATE
                                          SEPTEMBER 13, 1994

                                        APPENDIX

                              GRAPHIC & IMAGE INFORMATION

                            See Performance Graph on Page 19.